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Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Series A Participating Preferred Stock Purchase Rights)

of
ELKCORP
at
$42.00 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 14, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated January 18, 2007 (the "Offer to Purchase"), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the "Offer") in connection with the offer by BMCA Acquisition Sub Inc., a Delaware corporation (including any successor thereto, the "Purchaser"), a wholly-owned subsidiary of BMCA Acquisition Inc. (the "Parent"), which is a wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, a Delaware corporation (the "Company"), and the associated Series A Participating Preferred Stock purchase rights (the "Rights") at a price of $42.00 per Share net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

        The purpose of the Offer is for the Purchaser to acquire control of, and ultimately all the Shares of, the Company. If the Offer is consummated, the Parent intends, as soon as practicable following the consummation of the Offer, to have the Company consummate a second step merger (the "Proposed Merger") with the Purchaser pursuant to which each then outstanding Share (other than Shares already beneficially owned by BMCA) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest.

        We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is invited to the following:

        1.     The offer price is $42.00 per Share, net to you in cash.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on February 14, 2007, unless the Offer is extended.

        4.     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares of the Company that shall constitute, when added to the Shares already beneficially owned by BMCA, a majority of the Shares outstanding, on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options warrants, or rights (other than the Rights)) on the date the Offer expires. The Offer is also subject to the other conditions as set forth in the Offer to Purchase. See the Introduction and Sections 11 and 14 of the Offer to Purchase.

        5.     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

        The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)
of
ELKCORP
at
$42.00 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 18, 2007, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by BMCA Acquisition Sub Inc., a wholly-owned subsidiary of BMCA Acquisition Inc., which is a wholly-owned subsidiary of Building Materials Corporation of America, to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ElkCorp, and the associated Series A Participating Preferred Stock purchase rights.

        This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:	,	200

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):

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Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the Associated Series A Participating Preferred Stock Purchase Rights)